FOR IMMEDIATE RELEASE

ISSI ANNOUNCES THIRD FISCAL QUARTER 2008 RESULTS

San Jose, Calif.—July 24, 2008--Integrated Silicon Solution, Inc. (Nasdaq: ISSI) today reported its financial results for the third fiscal quarter ended June 30, 2008.

Revenue in the third fiscal quarter ended June 30, 2008 was $58.5 million, a 0.8% increase from the $58.0 million reported in the March quarter, and a 2.4% decrease from the $59.9 million reported in the June 2007 quarter. Net income for the June 2008 quarter was $2.0 million, or $0.07 per diluted share. Net income includes a $0.9 million charge for stock-based compensation expense and a $1.6 million gain on the sale of investments. These results compare with net income for the June 2007 fiscal quarter of $4.9 million, or $0.13 per diluted share, which included a $2.3 million gain on sale of investments, a $2.3 million gain in connection with the settlement of a commercial dispute, a $0.9 million charge for stock-based compensation expense, and $0.9 million in legal and accounting fees for the restatement of our prior financial results.

Gross margins for the third fiscal 2008 quarter were 22.8% compared to 19.6% for the same quarter in fiscal 2007. The Company incurred an operating loss for the third fiscal quarter ended June 30, 2008 of ($0.3) million which included $0.9 million in stock-based compensation expense. This compares to an operating loss of ($1.1) million for the same quarter in 2007 which included $0.9 million in stock-based compensation expense and $0.9 million in expense for legal and accounting fees associated with the financial restatement.

The Company’s cash, cash equivalents and short-term investments totaled $50.8 million at June 30, 2008, an increase of $9.5 million from March 31, 2008. This increase was due to the combination of the reclassification of an investment to marketable securities, as one of our investments became listed on the Taiwan Stock Exchange, and cash flow from operations. The Company’s inventory at June 30, 2008 totaled $40.9 million, a decrease of $5.9 million from March 31, 2008.

“Our SRAM and ASSP businesses were strong in the June quarter, and we met our revenue guidance despite a difficult pricing and demand environment. We increased our non-commodity revenue by 7.1% year-over-year and further reduced our revenue from DRAM commodity products,” said Scott Howarth, ISSI’s President and CEO. “In addition, our gross margin increased 3.2 percentage points over the prior year as our product mix in target markets continued to improve.”

“We had a very strong quarter in design wins and we are optimistic about our future. Overall, we are pleased with our results, as we had our eighth consecutive quarter of profitability,” added Mr. Howarth.

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ISSI Release
July 24, 2008

Conference Call

A conference call will be held today at 1:30 p.m. Pacific time to discuss this release. To access ISSI's conference call via telephone, dial 1-719-325-4760 by 1:20 p.m. Pacific time. The call will be webcast from ISSI's website at www.issi.com.

About the Company

ISSI is a fabless semiconductor company that designs and markets high performance integrated circuits for the following key markets: (i) digital consumer electronics, (ii) networking, (iii) mobile communications, (iv) automotive electronics, and (v) industrial. The Company's primary products are high speed and low power SRAM and low and medium density DRAM. The Company also designs and markets EEPROM, SmartCards and is developing selected non-memory products focused on its key markets. ISSI is headquartered in Silicon Valley with worldwide offices in Taiwan, Japan, Singapore, China, Europe, Hong Kong, India, and Korea. Visit our web site at www.issi.com.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning demonstrating the success of our strategy are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those anticipated. Such risks and uncertainties include supply and demand conditions in the market place, unexpected reductions in average selling prices for our products, our ability to sell our products for key applications and the pricing and gross margins achieved on such sales, our ability to control or reduce operating expenses, changes in manufacturing yields, order cancellations, order rescheduling, product warranty claims, competition, the level and value of inventory held by OEM customers, or other risks listed from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's Form 10-K for the period ended September 30, 2007 and our Quarterly Report on Form 10-Q for the period ended March 31, 2008. In addition, the financial information in this press release is unaudited and subject to any adjustments that may be made in connection with the quarterly review. The Company assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.

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CONTACT:
John Cobb
Vice President & CFO
Investor Relations
(408) 969-6600

Integrated Silicon Solution, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Net sales	$58,494	$59,927	$179,888	$182,066
Cost of sales	45,183	48,192	140,080	146,392
Gross profit	13,311	11,735	39,808	35,674

Operating expenses:
Research and development	5,541	4,978	15,250	15,480
Selling, general and administrative	8,102	7,876	23,227	25,644
Total operating expenses	13,643	12,854	38,477	41,124

Operating income (loss)	(332)	(1,119)	1,331	(5,450)
Interest and other income (expense), net	763	3,820	3,942	6,372
Gain on sale of investments	1,625	2,282	1,814	11,429
Income before income taxes, minority
interest and equity in net loss of
affiliated companies	2,056	4,983	7,087	12,351
Provision for income taxes	41	32	141	45

Income before minority interest and equity
in net loss of affiliated companies	2,015	4,951	6,946	12,306

Minority interest in net (income) loss of
consolidated subsidiary	(17)	(33)	2	(105)
Equity in net loss of
affiliated companies	-	-	-	(92)

Net income	$1,998	$4,918	$6,948	$12,109

Basic net income per share	$0.07	$0.13	$0.23	$0.32
Shares used in basic per share calculation	26,658	37,618	30,469	37,614

Diluted net income per share	$0.07	$0.13	$0.23	$0.32
Shares used in diluted per share calculation	26,940	37,999	30,759	37,995

Integrated Silicon Solution, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	June 30,	September 30,
	2008	2007
	(unaudited)	(1)
ASSETS
Current assets:
Cash and cash equivalents	$40,187	$53,722
Short-term investments	10,589	80,093
Accounts receivable, net	39,718	37,030
Inventories	40,855	32,056
Other current assets	4,810	6,134

Total current assets	136,159	209,035
Property, equipment and leasehold improvements, net	23,969	23,284
Long-term investments	18,852	-
Goodwill	25,338	25,338
Purchased intangible assets, net	2,206	3,538
Other assets	1,398	1,520
Total assets	$207,922	$262,715

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt and notes	$-	$614
Accounts payable	36,996	36,509
Accrued compensation and benefits	3,615	3,588
Accrued expenses	7,892	6,734

Total current liabilities	48,503	47,445

Other long-term liabilities	754	793

Total liabilities	49,257	48,238

Commitments and contingencies

Minority interest	724	726

Stockholders' equity:
Common stock	3	4
Additional paid-in capital	309,309	376,998
Accumulated deficit	(155,720)	(162,668)
Accumulated comprehensive income (loss)	4,349	(583)

Total stockholders' equity	157,941	213,751
Total liabilities and stockholders' equity	$207,922	$262,715

(1) Derived from audited financial statements.